Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF 2013 AND PROVIDES OPERATIONAL UPDATE

•	Record proved reserves of 428.7 MMBOE at year-end 2013, up 46% from 2012; liquids account for 54% of total proved reserves at year-end 2013.

•	Drilling finding and development costs decreased by 26% from 2012 to $7.77 per BOE in 2013; drilling reserve replacement of 405% for 2013.

•	Annual production increased 32% to a record 48.3 MMBOE; record quarterly production of 13.2 MMBOE within guidance range of 12.8 to 13.5 MMBOE.

•	Fourth quarter GAAP net income of $7.0 million or $0.10 per diluted share; adjusted net income of $85.9 million, or $1.26 per diluted share.

•	Fourth quarter GAAP net cash provided by operating activities of $337.6 million; quarterly EBITDAX of $395.5 million.

DENVER, CO February 18, 2014 - SM Energy Company (NYSE: SM) ("SM Energy" or the "Company") reports financial results for the fourth quarter of 2013 and provides an update on the Company's operating activities. In addition, a presentation for the fourth quarter earnings and operational update has been posted on the Company's website at www.sm-energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern time) on February 19, 2014. Information concerning access to the Company's earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, CEO, remarked, "2013 was an extraordinary year for SM Energy. Our proved reserves at year end 2013 were up by 46% from 2012 and our drilling finding and development costs were down by 26% for the same period. Our development programs were the performance drivers in 2013, resulting in 33% annual average daily production growth for the Company, and record annual production. As we look to 2014, we believe we have plenty of dry powder to fund our program, and many exciting opportunities in optimizing our existing development programs and increasing the inventory in our new venture plays."

FOURTH QUARTER 2013 RESULTS

SM Energy posted GAAP net income for the fourth quarter of 2013 of $7.0 million, or $0.10 per diluted share, compared to a net loss of $67.1 million, or $1.02 per diluted share, for the same period of 2012. Adjusted net income for the fourth quarter was $85.9 million, or $1.26 per diluted share, compared to adjusted net income of $30.4 million, or $0.45 per adjusted diluted share, in the same period of 2012. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded are generally one-time items or are items whose timing and/or amount cannot be reasonably estimated.
Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") were $395.5 million for the fourth quarter of 2013, an increase of 33% from $298.2 million for the same period in 2012.

Adjusted net income and EBITDAX are non-GAAP financial measures - please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

SM Energy's average daily production of 144 MBOE/d for the fourth quarter of 2013 set a new quarterly record for the Company and was above the midpoint of the Company's guidance range of 139 to 146 MBOE/d. Included in this production was approximately 7.7 MBOE/d (81% gas) associated with Anadarko Basin properties that the Company divested at the end of 2013. The production mix for the quarter was 28% oil, 50% gas, and 22% NGLs. Production growth was driven by strong results in the Company's operated Eagle Ford shale and Bakken/Three Forks programs. Production grew 4% sequentially in the fourth quarter of 2013 over the preceding quarter and 31% over the fourth quarter of 2012.

The table below presents actual production and per BOE cost metrics for the fourth quarter and full-year 2013, along with previously issued guidance for the fourth quarter and full-year 2013:

Guidance Comparison	For the Three Months				For the Twelve Months
	Ended December 31, 2013				Ended December 31, 2013
	Actual	Guidance			Actual	Guidance
Production
Average daily production (MBOE/d)	143.8	139	-	146	132.4	129	-	135
Total production (MMBOE)	13.23	12.8	-	13.5	48.34	47.9	-	48.6

Costs
Lease operating expense ($/BOE)	$4.62	$4.65	-	$4.90	$4.82	$4.75	-	$5.00
Transportation expense ($/BOE)	$5.67	$5.40	-	$5.65	$5.34	$5.15	-	$5.45
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	4.5%	5.0%	-	5.5%	4.8%	5.0%	-	5.5%

General and administrative - cash ($/BOE)	$3.07	$2.15	-	$2.35	$2.30	$2.10	-	$2.30
General and administrative - cash related to Net Profits Plan ($/BOE)	$0.17	$0.25	-	$0.40	$0.28	$0.25	-	$0.40
General and administrative - non-cash ($/BOE)	$0.39	$0.45	-	$0.60	$0.51	$0.50	-	$0.65
General and administrative - Total ($/BOE)	$3.63	$2.85	-	$3.35	$3.09	$2.85	-	$3.35

Depreciation, depletion, and amortization ($/BOE)	$15.31	$15.00	-	$16.00	$17.02	$16.65	-	$17.50

Taxes
Effective income tax rate					38.6%	37.2%	-	37.8%
% of income tax that is current					2%	<2%

In the fourth quarter of 2013, cash G&A expenses per unit were higher than guided due to performance-based bonus compensation, which was better than projected for the year as a result of Company performance exceeding its 2013 targets. The Company reported a proved property impairment of approximately $110.9 million in the fourth quarter of 2013 for properties in the Company's Mississippian limestone program in the Permian Basin. The Company's effective tax rate for the fourth quarter of 2013 was abnormally high due to the sale of its Anadarko Basin properties in the fourth quarter. The tax gain related to this sale caused a shift in anticipated recognition of state tax benefits causing a one-time rate impact effect. Adjusted for the effects of the aforementioned sale, the Company's adjusted statutory rate would have been approximately 37.2%.

PROVED RESERVES AND COSTS INCURRED

SM Energy's estimate of proved reserves as of December 31, 2013, was 428.7 MMBOE, which is an increase of 46% from 293.4 MMBOE at the end of 2012. These reserves are comprised of 126.6 MMBbl of oil, 1,189.3 Bcf of natural gas, and 103.9 MMBbl of NGLs.

The Company's proved undeveloped reserves percentage increased to 51% of total proved reserves at year-end 2013, compared to 43% at the end of 2012. The Company's proved reserves volume of oil and NGLs increased 49% to 230.5 MMBOE at year-end 2013 and reflects the Company's focus on liquids-rich plays.

The table below reconciles the changes in the Company's proved reserves from year-end 2012 to year-end 2013:

2013 Proved Reserves Roll-Forward
(MMBOE)
Beginning of year	293.43
Price revisions	0.63
Performance revisions	4.36
Discoveries and extensions	140.97
Infill reserves in an existing proved field	54.56
Purchases of minerals in place	1.32
Sales of reserves	(18.21)
Production	(48.34)
End of year	428.72

Percentage liquids	54%
Percentage proved undeveloped	51%

Prices used at year-end to calculate the Company's estimate of proved reserves were $96.94 per barrel of oil, $3.67 per MMBTU of natural gas, and $40.29 per barrel of NGLs, using the trailing 12-month arithmetic average of the first of month price in accordance with SEC requirements. These prices are 2% greater for oil, 33% greater for natural gas, and 12% less for NGLs than the respective prices used at the end of 2012.

The standardized measure of discounted future net cash flows at December 31, 2013, was $4.0 billion. The before income tax PV-10 value of the Company's estimated proved reserves at December 31, 2013, was $5.5 billion, which was 44% greater than the prior year PV-10 value of $3.8 billion. More than 80% of SM Energy's estimated proved reserves by value were audited by an independent reserve engineering firm. The Company believes its use of an independent reserve auditor is a matter of interest to current and potential shareholders, as well as investment professionals who follow the Company. More information on these items are included in the Company's Form 10-K for the year ended December 31, 2013, which is to be filed with the Securities and Exchange Commission on or around February 19, 2014.

The table below provides detail of the Company's costs incurred in oil and gas producing activities for the year ended December 31, 2013:

Costs incurred in oil and gas producing activities:
(in thousands)
For the Year Ended December 31, 2013

Development costs (1)	$1,350,116
Exploration costs	168,612
Acquisitions:
Proved properties	29,859
Unproved properties	172,546
Total, including asset retirement obligation (2)(3)	$1,721,133

(1) Includes facility costs of $49.5 million.
(2) Includes capitalized interest of $11.0 million.
(3) Includes amounts relating to estimated asset retirement obligations of $26.8 million.

The table below provides finding and development costs and reserve replacement ratios for the year ended December 31, 2013; please refer to the respective definitions in the accompanying Financial Highlights section below.

2013 Reserve Replacement and Finding and Development Costs
	Reserve Replacement Percentage	Finding and Development Costs ($/BOE)

Drilling, excluding revisions	405%	$7.77
All-in	418%	$8.53

Drilling finding and development costs excluding revisions decreased in 2013 by approximately 26% to $7.77 per BOE from $10.44 per BOE in 2012. In 2013, drilling reserve replacement excluding revisions remained above 400% for the second consecutive year at 405% for 2013. Over a three-year period, SM Energy has decreased its drilling finding and development costs by approximately 55% from $17.10 per BOE for 2011, while posting drilling reserve replacement figures in excess of 300% annually over the same period.

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2013, SM Energy had total long-term debt of $1.6 billion and no borrowings under its revolving credit facility. At year-end, SM Energy's debt-to-book capitalization ratio was 50% and the ratio of its debt to trailing twelve month EBITDAX was 1.1 times. The Company had $282.2 million in cash and cash equivalents at the end of 2013. Adjusting for this cash, net debt-to-book capitalization ratio was 45% and the ratio of its net debt to trailing twelve month EBITDAX was 0.9 times. As of the end of the fourth quarter, SM Energy was in compliance with all of the covenants associated with its long-term debt.

OPERATIONAL UPDATE

Eagle Ford Shale
The Company made 95 flowing completions in its operated Eagle Ford shale program in 2013, 20 of which were in the fourth quarter. At year-end 2013, SM Energy had 246 net wells producing, 12 proved developed not producing, and 199 proved undeveloped net locations booked for its program. The Company had 239 MMBOE of total proved reserves booked at year-end for this program. During 2013, the Company's operated well costs decreased by approximately 14% from 2012 in both the Briscoe and Galvan Ranch portions of its acreage position. In 2014, the Company plans to make approximately 100 flowing completions on its operated acreage, with approximately 60% of the activity in Galvan Ranch (area 3) and the balance of activity in Briscoe Ranch (areas 1,2, and 4). In 2014, the Company has planned various completion design tests throughout its acreage position to maximize program economics.

In the non-operated Eagle Ford program, the operator completed 84 gross wells in the fourth quarter of 2013. During the quarter, the operator added one drilling rig to the program, ending the quarter with 10 rigs. In the fourth quarter, the operator commissioned additional compression, which added throughput capacity to its program.

Bakken / Three Forks
SM Energy made 42 gross flowing completions in its operated Bakken/Three Forks program in 2013, 8 of which were completed in the fourth quarter of 2013. At year-end 2013, SM Energy had 103 net wells producing and 79 proved undeveloped net locations booked for its program. The Company had 54 MMBOE of total proved reserves booked at year-end for this program. The Company currently focuses its drilling on its Raven/Bear Den and Gooseneck prospects in North Dakota. Substantially all of the Company's activity is now focused on infill development. SM Energy is currently operating three drilling rigs in North Dakota, two of which are operating in the Raven/Bear Den prospect and the third in the Gooseneck prospect. During 2013, the Company's drill and complete costs for its operated wells decreased by approximately 4% in both the Raven/Bear Den and Gooseneck prospects. In 2014, the Company has planned various tests including completion design, spacing, and new intervals, to maximize program economics and prove up additional inventory.

Permian Basin Shales
In the Midland Basin, the Company has shifted its drilling focus to horizontal Wolfcamp B targets in both its Sweetie Peck field in Upton County, Texas, and its recently acquired Buffalo prospect in Gaines and Dawson Counties, Texas. In its Sweetie Peck field, the Company made 2 flowing completions in the fourth quarter, both of which targeted the Wolfcamp B formation. Peak 30-day initial production rates for these two completed wells were 981 and 950 BOE/d and averaged 81% and 76% oil respectively. In 2014, the Company plans to drill approximately 14 wells on its Sweetie Peck acreage primarily targeting the Wolfcamp B formation with an additional 2014 test targeting the Wolfcamp D (Cline) formation. The Company has identified 96 drilling locations targeting the Wolfcamp B on its Sweetie Peck acreage.

In its Buffalo prospect, the Company completed its first horizontal Wolfcamp B well, the Tatonka 1-H with an effective lateral length of approximately 5,560 feet. The well had peak 7-day and 30-day initial production rates of approximately 550 BOE/d and 375 BOE/d respectively (89% oil). The Company plans to drill additional test wells with longer lateral lengths in 2014 to delineate this prospect.

Powder River Basin
In the Powder River Basin, the Company operated one drilling rig in the fourth quarter focused on the Frontier interval. In 2014, SM Energy plans to drill and complete 8 Frontier wells. At year-end 2013, the Company had identified approximately 355 gross/150 net Frontier locations and 265 gross/145 net Shannon/Sussex locations with a combined resource potential of approximately 215 MMBOE for the three intervals.

East Texas
On its East Texas acreage, the Company operated one drilling rig and completed one Eagle Ford shale test during the fourth quarter. The Brollier 1H well was the Company's first Eagle Ford shale test well in its Independence Prospect area in Washington County, Texas. The well had a 7-day initial production rate of approximately 1,475 BOE/d and an effective lateral length of approximately 4,450 feet. In 2014, the Company plans to drill and complete eight additional exploration and delineation wells targeting various formations in its four prospect areas in East Texas.

PRODUCTION AND PERFORMANCE GUIDANCE

SM Energy provides production and cost guidance for the first quarter and full year 2014 in the table below:

	1Q14	FY 2014
Production (MMBOE)	12.0 - 12.6	51.0 - 53.5
Average daily production (MBOE/d)	133 - 140	140 - 147

LOE ($/BOE)	$5.25 - $5.50	$5.25 - $5.50
Transportation ($/BOE)	$5.75 - $6.05	$5.75 - $6.05
Production Taxes (% of pre-derivative O&G revenue)	5.0% - 5.5%	5.0% - 5.5%

G&A - cash ($/BOE)	$2.00 - $2.20	$2.20 - $2.45
G&A - cash NPP ($/BOE)	$0.20 - $0.35	$0.20 - $0.35
G&A - non-cash ($/BOE)	$0.35 - $0.50	$0.30 - $0.50
G&A Total ($/BOE)	$2.55 - $3.05	$2.70 - $3.30

DD&A ($/BOE)	$15.10 - $15.90	$15.10 - $15.90

Effective income tax rate range		37.0% - 37.5%
% of income tax that is current		<3%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss its earnings for the fourth quarter and full year 2013 along with year-end 2013 proved reserves on February 19, 2014, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-303-1292, and the conference ID number is 34653927. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 34653927. International participants can dial 315-625-3086 to take part in the conference call, using the conference ID number 34653927, and can access a replay of the call at 404-537-3406, using conference ID number 34653927. Replays can be accessed through March 5, 2014.

This call is being webcast live and can be accessed through SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through March 5, 2014.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will,” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity, and capacity of gathering, processing, and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2013 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT PROVED RESERVES

This press release contains references to certain items pertaining to the process used to estimate the Company's proved reserves and their PV-10 value, which is equal to the standardized measure of discounted future net cash flows from proved reserves on the applicable date, before deducting future income taxes, discounted at 10 percent. SM Energy believes that the presentation of pre-tax PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company's proved reserves prior to taking into account future corporate income taxes and the Company's current tax structure. The Company further believes investors and creditors use pre-tax PV-10 value as a basis for comparison of the relative size and value of the Company's proved reserves to other peer companies. SM Energy's pre-tax PV-10 value for estimated proved reserves as of December 31, 2013, may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2013, by reducing the Company's pre-tax PV-10 value by the discounted future income taxes associated with such reserves. A reconciliation of these adjustments is provided below.

Reconciliation of standardized measure (GAAP) to PV-10 value (Non-GAAP):

As of December 31,
2013
(in millions)
Standardized measure of discounted future net cash flows (GAAP)	$4,009.4
Add: 10 percent annual discount, net of income taxes	2,500.6
Add: future undiscounted income taxes	2,722.2
Undiscounted future net cash flows	$9,232.2
Less: 10 percent annual discount without tax effect	(3,703.7)
PV-10 value (Non-GAAP)	$5,528.5

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY CONTACTS:
MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
Brent Collins, ir@sm-energy.com, 303-863-4326
James Edwards, ir@sm-energy.com, 303-837-2444

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
Production Data:	2013	2012	Percent Change	2013	2012	Percent Change

Average realized sales price, before the effects
of derivative cash settlements:
Oil (per Bbl)	$86.48	$84.65	2%	$91.19	$85.45	7%
Gas (per Mcf)	3.98	3.54	12%	3.93	2.98	32%
NGL (per Bbl)	38.63	35.60	9%	35.95	37.61	(4)%
Equivalent (per BOE)	$44.86	$42.00	7%	$45.50	$40.39	13%

Average realized sales price, including the
effects of derivative cash settlements:
Oil (per Bbl)	$86.12	$84.76	2%	$89.92	$83.52	8%
Gas (per Mcf)	4.27	3.83	11%	4.14	3.48	19%
NGL (per Bbl)	38.34	37.32	3%	36.66	38.90	(6)%
Equivalent (BOE)	$45.57	$43.28	5%	$45.92	$41.71	10%

Production:
Oil (MMBbls)	3.8	2.9	31%	13.9	10.4	34%
Gas (Bcf)	39.5	31.9	24%	149.3	120.0	24%
NGL (MMBbls)	2.9	1.9	51%	9.5	6.1	55%
MMBOE (6:1)	13.2	10.1	31%	48.3	36.5	32%

Average daily production:
Oil (MBbls/d)	40.8	31.3	31%	38.2	28.3	35%
Gas (MMcf/d)	429.3	347.1	24%	409.2	328.0	25%
NGL (MBbls/d)	31.5	20.8	51%	26.0	16.7	56%
MBOE/d (6:1)	143.8	109.9	31%	132.4	99.7	33%

Per BOE Data:
Realized price before the effects of derivative cash settlements	$44.86	$42.00	7%	$45.50	$40.39	13%
Lease operating expense	4.62	4.74	(3)%	4.82	4.93	(2)%
Transportation costs	5.67	4.25	33%	5.34	3.81	40%
Production taxes	2.01	2.00	1%	2.19	2.00	10%
General and administrative	3.63	2.81	29%	3.09	3.28	(6)%
Operating profit, before the effects of derivative cash settlements	$28.93	$28.20	3%	$30.06	$26.37	14%
Derivative cash settlement gain	(0.71)	(1.28)	(45)%	(0.42)	(1.32)	(68)%
Operating profit, including the effects of derivative cash settlements	$29.64	$29.48	1%	$30.48	$27.69	10%

Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$15.31	$20.20	(24)%	$17.02	$19.95	(15)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013

Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating revenues and other income:
Oil, gas, and NGL production revenue	$593,668	$424,737	$2,199,550	$1,473,868
Realized hedge gain (loss)	—	1,528	(1,777)	3,866
Gain (loss) on divestiture activity	28,484	4,228	27,974	(27,018)
Marketed gas system revenue	11,590	10,417	60,039	52,808
Other operating revenues	2,985	3,398	7,588	1,578
Total operating revenues and other income	636,727	444,308	2,293,374	1,505,102

Operating expenses:
Oil, gas, and NGL production expense	162,754	111,159	597,045	391,872
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	202,640	204,267	822,872	727,877
Exploration	21,769	24,217	74,104	90,248
Impairment of proved properties	110,935	170,400	172,641	208,923
Abandonment and impairment of unproved properties	37,646	5,046	46,105	16,342
General and administrative	47,977	28,372	149,551	119,815
Change in Net Profits Plan liability	(15,419)	(11,562)	(21,842)	(28,904)
Derivative (gain) loss	11,605	(15,590)	(3,080)	(55,630)
Marketed gas system expense	11,642	8,297	57,647	47,583
Other operating expenses	4,889	5,499	30,076	6,993
Total operating expenses	596,438	530,105	1,925,119	1,525,119

Income (loss) from operations	40,289	(85,797)	368,255	(20,017)

Nonoperating income (expense):
Interest income	3	19	67	220
Interest expense	(24,541)	(18,368)	(89,711)	(63,720)

Income (loss) before income taxes	15,751	(104,146)	278,611	(83,517)
Income tax (expense) benefit	(8,755)	37,008	(107,676)	29,268

Net income (loss)	$6,996	$(67,138)	$170,935	$(54,249)

Basic weighted-average common shares outstanding	66,999	66,101	66,615	65,138

Diluted weighted-average common shares outstanding	68,354	66,101	67,998	65,138

Basic net income (loss) per common share	$0.10	$(1.02)	$2.57	$(0.83)

Diluted net income (loss) per common share	$0.10	$(1.02)	$2.51	$(0.83)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013
Consolidated Balance Sheets
(in thousands, except per share amounts)	December 31,	December 31,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$282,248	$5,926
Accounts receivable	318,371	254,805
Refundable income taxes	4,630	3,364
Prepaid expenses and other	9,944	30,017
Derivative asset	21,559	37,873
Deferred income taxes	10,749	8,579
Total current assets	647,501	340,564

Property and equipment (successful efforts method):
Land	1,857	1,845
Proved oil and gas properties	5,637,462	5,401,684
Less - accumulated depletion, depreciation, and amortization	(2,583,698)	(2,376,170)
Unproved oil and gas properties	271,100	175,287
Wells in progress	279,654	273,928
Materials inventory, at lower of cost or market	15,950	13,444
Oil and gas properties held for sale, net of accumulated depletion, depreciation and amortization of $7,390 in 2013 and $20,676 in 2012	19,072	33,620
Other property and equipment, net of accumulated depreciation of $28,775 in 2013 and $22,442 in 2012	218,395	153,559
Total property and equipment, net	3,859,792	3,677,197

Noncurrent assets:
Derivative asset	30,951	16,466
Restricted cash	96,713	86,773
Other noncurrent assets	70,208	78,529
Total other noncurrent assets	197,872	181,768

Total Assets	$4,705,165	$4,199,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$606,751	$525,627
Derivative liability	26,380	8,999
Other current liabilities	6,000	6,920
Total current liabilities	639,131	541,546

Noncurrent liabilities:
Revolving credit facility	—	340,000
Senior Notes	1,600,000	1,100,000
Asset retirement obligation	115,659	112,912
Asset retirement obligation associated with oil and gas properties held for sale	3,033	1,393
Net Profits Plan liability	56,985	78,827
Deferred income taxes	650,125	537,383
Derivative liability	4,640	6,645
Other noncurrent liabilities	28,771	66,357
Total noncurrent liabilities	2,459,213	2,243,517

Stockholders' equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 67,078,853 shares in 2013 and 66,245,816 shares in 2012; outstanding, net of treasury shares: 67,056,441 shares in 2013 and 66,195,235 shares in 2012	671	662
Additional paid-in capital	257,720	233,642
Treasury stock, at cost: 22,412 shares in 2013 and 50,581 shares in 2012	(823)	(1,221)
Retained earnings	1,354,669	1,190,397
Accumulated other comprehensive loss	(5,416)	(9,014)
Total stockholders' equity	1,606,821	1,414,466

Total Liabilities and Stockholders' Equity	$4,705,165	$4,199,529

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$6,996	$(67,138)	$170,935	$(54,249)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss on divestiture activity	(28,484)	(4,228)	(27,974)	27,018
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	202,640	204,267	822,872	727,877
Exploratory dry hole expense	(32)	2,310	5,846	20,861
Impairment of proved properties	110,935	170,400	172,641	208,923
Abandonment and impairment of unproved properties	37,646	5,046	46,105	16,342
Stock-based compensation expense	6,852	8,454	32,347	30,185
Change in Net Profits Plan liability	(15,419)	(11,562)	(21,842)	(28,904)
Derivative (gain) loss	11,605	(15,590)	(3,080)	(55,630)
Derivative cash settlement gain	9,347	11,461	22,062	44,264
Amortization of debt discount and deferred financing costs	1,476	1,077	5,390	6,769
Deferred income taxes	6,936	(36,943)	105,555	(29,638)
Plugging and abandonment	(2,493)	(1,052)	(9,946)	(2,856)
Other	(154)	(379)	2,775	527
Changes in current assets and liabilities:
Accounts receivable	(33,285)	(2,707)	(78,494)	(21,389)
Refundable income taxes	(1,776)	(122)	(1,266)	2,217
Prepaid expenses and other	4,335	4,719	1,364	(1,484)
Accounts payable and accrued expenses	20,520	370	93,224	31,136
Net cash provided by operating activities	337,645	268,383	1,338,514	921,969

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	404,351	6,712	424,849	55,375
Capital expenditures	(432,181)	(381,073)	(1,553,536)	(1,507,828)
Acquisition of proved and unproved oil and gas properties	404	(169)	(61,603)	(5,773)
Receipts from restricted cash related to 1031 exchange	(1,754)	—	(1,754)	—
Other	2,650	893	(859)	893
Net cash used in investing activities	(26,530)	(373,637)	(1,192,903)	(1,457,333)

Cash flows from financing activities:
Proceeds from credit facility	226,500	374,500	1,203,000	1,609,000
Repayment of credit facility	(254,500)	(262,500)	(1,543,000)	(1,269,000)
Debt issuance costs related to credit facility	—	—	(3,444)	—
Net proceeds from Senior Notes	(89)	(85)	490,185	392,138
Repayment of 3.50% Senior Convertible Notes	—	—	—	(287,500)
Proceeds from sale of common stock	2,408	2,395	6,858	5,816
Dividends paid	(3,349)	(3,303)	(6,663)	(6,511)
Net share settlement from issuance of stock awards	(17)	(17)	(16,220)	(21,622)
Other	4	6	(5)	(225)
Net cash provided by (used in) financing activities	(29,043)	110,996	130,711	422,096

Net change in cash and cash equivalents	282,072	5,742	276,322	(113,268)
Cash and cash equivalents at beginning of period	176	184	5,926	119,194
Cash and cash equivalents at end of period	$282,248	$5,926	$282,248	$5,926

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)	For the Three Months		For the Twelve Months
to adjusted net income (Non-GAAP):	Ended December 31,		Ended December 31,
	2013	2012	2013	2012

Actual net income (loss) (GAAP)	6,996	$(67,138)	$170,935	$(54,249)

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(9,683)	(7,249)	(13,411)	(18,123)
Derivative (gain) loss	7,288	(9,775)	(1,891)	(34,880)
Derivative cash settlement gain	5,870	7,186	13,546	27,754
(Gain) loss on divestiture activity	(17,888)	(2,651)	(17,176)	16,941
Impairment of proved properties	69,667	106,841	106,002	130,995
Abandonment and impairment of unproved properties	23,642	3,164	28,309	10,246

Adjusted net income (Non-GAAP) (2)	$85,892	$30,378	$286,314	$78,684

Adjusted net income per diluted common share	$1.26	$0.45	$4.21	$1.17

Adjusted diluted weighted-average shares outstanding (3)	68,354	66,906	67,998	67,240

(1) For the three-month period ended December 31, 2013, adjustments are shown net of tax and are calculated using a tax rate of 37.2%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences. For the twelve-month period ended December 31, 2013, adjustments are shown net of tax using the Company's effective rate of 38.6%, as calculated by dividing income tax expense by income before income taxes shown on the consolidated statements of operations. For the three and twelve-month periods ended December 31, 2012, adjustments are shown net of tax and are calculated using a tax rate of 37.3%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments such as the change in the Net Profits Plan liability, derivative (gain) loss, derivative cash settlement gain, impairment of proved properties, abandonment and impairment of unproved properties, and (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

(3) For the three and twelve-month periods ended December 31, 2012, adjusted net income per adjusted diluted share is calculated by assuming the Company had net income in the period and therefore includes potentially dilutive securities related to unvested Restricted Stock Units, in-the-money outstanding options to purchase the Company’s common stock, contingent Performance Share Units, and 3.50% Senior Convertible Notes. On a GAAP basis, these items are not treated as dilutive securities in periods where the Company reports a GAAP loss.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013

EBITDAX (4)
(in thousands)

Reconciliation of net income (loss) (GAAP) to EBITDAX (non-GAAP) to net cash provided by operating activities (GAAP):	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Net income (loss) (GAAP)	$6,996	$(67,138)	$170,935	$(54,249)
Interest expense	24,541	18,368	89,711	63,720
Interest income	(3)	(19)	(67)	(220)
Income tax (benefit) expense	8,755	(37,008)	107,676	(29,268)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	202,640	204,267	822,872	727,877
Exploration	20,105	15,778	65,888	81,809
Impairment of proved properties	110,935	170,400	172,641	208,923
Abandonment and impairment of unproved properties	37,646	5,046	46,105	16,342
Stock-based compensation expense	6,852	8,454	32,347	30,185
Derivative (gain) loss	11,605	(15,590)	(3,080)	(55,630)
Derivative cash settlement gain	9,347	11,461	22,062	44,264
Change in Net Profits Plan liability	(15,419)	(11,562)	(21,842)	(28,904)
(Gain) loss on divestiture activity	(28,484)	(4,228)	(27,974)	27,018
EBITDAX (Non-GAAP)	$395,516	$298,229	$1,477,274	$1,031,867
Interest expense	(24,541)	(18,368)	(89,711)	(63,720)
Interest income	3	19	67	220
Income tax (benefit) expense	(8,755)	37,008	(107,676)	29,268
Exploration	(20,105)	(15,778)	(65,888)	(81,809)
Exploratory dry hole expense	(32)	2,310	5,846	20,861
Amortization of debt discount and deferred financing costs	1,476	1,077	5,390	6,769
Deferred income taxes	6,936	(36,943)	105,555	(29,638)
Plugging and abandonment	(2,493)	(1,052)	(9,946)	(2,856)
Other	(154)	(379)	2,775	527
Changes in current assets and liabilities	(10,206)	2,260	14,828	10,480
Net cash provided by operating activities (GAAP)	$337,645	$268,383	$1,338,514	$921,969

Note: Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations for the component of stock-based compensation expense recorded to exploration.

(4) EBITDAX represents income (loss) before interest expense, interest income, income taxes, depreciation, depletion, amortization, and accretion, exploration expense, property impairments, non-cash stock compensation expense, derivative gains and losses net of cash settlements, change in the Net Profits Plan liability, and gains and losses on divestitures. EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because we believe that it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to a financial covenant under our credit facility based on our debt to EBITDAX ratio. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013

Proved oil and gas reserve quantities:
	For the Year Ended
	December 31, 2013
	Oil or Condensate	Gas	NGL	Equivalents	Proved Developed	Proved Undeveloped
	(MMBbl)	(Bcf)	(MMBbl)	(MMBOE)	(MMBOE)	(MMBOE)
Total proved reserves
Beginning of year	92.2	833.4	62.3	293.4	166.5	126.9
Revisions of previous estimates	(5.2)	68.8	(1.3)	5.0	6.7	(1.6)
Discoveries and extensions	34.6	399.2	39.8	140.9	35.7	105.2
Infill reserves in an existing proved field	21.6	118.7	13.2	54.6	8.2	46.4
Sales of reserves	(3.4)	(85.1)	(0.6)	(18.2)	(17.2)	(1.0)
Purchases of minerals in place	0.7	3.6	—	1.3	1.3	—
Production	(13.9)	(149.3)	(9.5)	(48.3)	(48.3)	—
Conversions	—	—	—	—	56.0	(56.0)
End of year	126.6	1,189.3	103.9	428.7	208.9	219.9

PV-10 value (in millions)				$5,528.5	$3,898.6	$1,629.9

Proved developed reserves
Beginning of year	58.8	483.2	27.2	166.5
End of year	70.2	569.2	43.8	208.9
*Totals may not sum due to rounding.

Regional proved oil and gas reserve quantities:

	South Texas & Gulf Coast	Rockies	Permian	Mid-Continent	Total
Year-end 2013 proved reserves
Oil (MMBbls)	50.6	64.0	11.8	0.2	126.6
Gas (Bcf)	947.3	72.1	26.9	142.9	1,189.3
NGL (MMBbls)	102.7	—	—	1.2	103.9
Total (MMBOE)	311.2	76.0	16.3	25.2	428.7
% Proved developed	42%	59%	91%	78%	49%

Year-end 2012 proved reserves
Oil (MMBbls)	30.9	49.2	11.2	0.9	92.2
Gas (Bcf)	530.7	42.7	26.6	233.4	833.4
NGL (MMBbls)	60.5	—	0.2	1.6	62.3
Total (MMBOE)	179.9	56.3	15.8	41.4	293.4
% Proved developed	43%	65%	93%	89%	57%

*Totals may not sum due to rounding.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2013

Finding and Development Costs and Reserve Replacement Ratios: (8)

Finding and Development Costs in $ per BOE
Drilling, excluding revisions	$7.77
All-in	$8.53

Reserve Replacement Ratios
Drilling, excluding revisions	405%
All-in	418%

(8) Finding and development costs and reserve replacement ratios are common metrics used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. The metrics are easily calculated from information provided in the sections "Costs incurred in oil and gas producing activities" and "Proved oil and gas reserve quantities" above. Finding and development costs provide some information as to the cost of adding proved reserves from various activities. Reserve replacement provides information related to how successful a company is at growing its proved reserve base. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in "Costs incurred in oil and gas producing activities." The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Finding and Development Costs Definitions:
> Drilling, excluding revisions - numerator defined as the sum of development costs and exploration costs divided by a denominator defined as the sum of discoveries, extensions, and infill reserves in an existing proved field. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> All-in - numerator defined as total costs incurred, including asset retirement obligation, divided by a denominator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

Reserve Replacement Ratio Definitions:
> Drilling, excluding revisions - numerator defined as the sum of discoveries, extensions and infill reserves in an existing proved field divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in numerator.

> All-in - numerator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in numerator.